Exhibit 4.4
FIDELITY & GUARANTY LIFE HOLDINGS, INC.
OFFICER’S CERTIFICATE

April 13, 2021

VIA FACSIMILE AND UPS
WELLS FARGO BANK, NATIONAL ASSOCIATION
1 Independent Drive, Suite 620
Jacksonville, Florida 32202
Attention: Tina D. Gonzalez
Facsimile Number: (904) 351-7266
Reference is hereby made to (i) the Indenture, dated as of April 20, 2018 (the “Base Indenture”), among Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation (the “Company”), the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (ii) the First Supplemental Indenture to the Base Indenture, dated as of April 20, 2018 (the “First Supplemental Indenture”) and (iii) the Second Supplemental Indenture to the Base Indenture, dated as of June 1, 2020 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), governing the Company’s 5.50% Senior Notes due 2025 (the “Notes”).
Pursuant Section 3.11 of the Base Indenture, the Company hereby notifies the Trustee of the commencement of a Suspension Period on January 1, 2021 (the “Suspension Date”). Accordingly, on and after the Suspension Date, the Suspended Covenants will no longer be applicable to the Parent, the Company and the other Restricted Subsidiaries of the Parent until the Reinstatement Date, if any, as set forth in Section 3.11 of the Base Indenture.
In connection with the foregoing, the undersigned Joseph Earley, the Vice President, Treasurer of the Company, hereby certifies, solely in the undersigned’s capacity as an officer of the Company and not in any individual capacity, that:
1.    This certificate is delivered to the Trustee pursuant to, and in satisfaction of, the requirements Section 3.11 of the Base Indenture.
2.    The undersigned has read (i) Section 3.11 of the Base Indenture and the definitions relating thereto; and (ii) the ratings update summaries of the Rating Agencies, dated June 1, 2020, September 30, 2020, and October 8, 2020, in each case, announcing Investment Grade Ratings with respect to the Notes.
3.    In the opinion of the undersigned, the undersigned has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the commencement of a Suspension Period have been complied with.
4.    In the opinion of the undersigned, all conditions precedent in the Indenture to the commencement of a Suspension Period have been complied with.

Capitalized terms used and not defined herein have the respective meanings given to them in the Indenture.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

FIDELITY & GUARANTY LIFE
HOLDINGS, INC.

By:	/s/ Joseph Earley
	Name:	Joseph Earley
	Title:	Vice President, Treasurer
(Signature Page to Indenture Officer’s Certificate)